Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

by and between

PROVISION LIVING, LLC

(Manager)

and

WEBSTER CITY IA ASSISTED LIVING TENANT, LLC

(Tenant)

Webster City, Iowa

August 31, 2012

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”), is made as of the 31st day of August, 2012 by and between WEBSTER CITY ASSISTED LIVING TENANT, LLC, a Delaware limited liability company (“Tenant”) and PROVISION LIVING, LLC, a Missouri limited liability company (“Manager”).

WITNESSETH:

WHEREAS, Webster City IA Assisted Living Owner, LLC (“Landlord”) has acquired fee title to the assisted living facility located at 1401 Wall Street, Webster City, Iowa 50595 (the “Facility”); and

WHEREAS, Tenant and Landlord have entered into a lease agreement with respect to the Facility (the “Lease”); and

WHEREAS, effective as of the Effective Date, Tenant wishes to engage Manager, and Manager wishes to provide certain services to Tenant during the Term of this Agreement relating to the management of the Facility, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, in consideration of the mutual provisions and covenants herein contained, agree as follows:

1.	DEFINITIONS.

1.01 Definitions. The following terms shall have the meanings set forth below when capitalized herein:

“Administrator” shall mean such individual employed by Manager, at the expense of the Facility as an Operating Expense. The Administrator will be under the direct supervision of Manager, who is responsible for the daily operations of the Facility.

“Annual Budget” shall have the meaning set forth in Section 2.01(o).

“Base Management Fee” shall have the meaning set forth in Section 3.01.

“Books and Records” means all books and records of Manager pertaining to the Facility for the period after the Effective Date, including customer referral lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of Iowa.

“Code” shall have the meaning set forth in Section 6.03.

“Contracts” means all agreements between Manager and any other Person, written or oral, for the provision of goods or services to the Facility.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by”, and “under common control with”) as used with respect to Manager, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of Manager whether through the ownership of voting securities, by contract or otherwise.

“Covered Revenue” shall mean all Revenues booked, recognized or recorded in the period beginning on the Effective Date and continuing through the Termination Date.

“CPI” shall mean the Consumer Price Index for all items for the United States as published by the United States Department of Labor, Bureau of Labor Statistics.

“Current Control Party” shall have the meaning set forth in Section 4.02(a)(iii).

“Effective Date” means the date of this Agreement.

“Excess Cash Flow” means NOI above the Incentive Management Fee Threshold.

“Exclusion” shall have the meaning set forth in Section 5.03.

“Facility Employees” shall have the meaning set forth in Section 2.06(a).

“Fee Year” shall mean the calendar year.

“Fixed Asset Supplies” means supply items necessary for the operation of the Facility.

“FFE Reserve” means, from the Effective Date through August 31, 2013, an amount equal to the sum of Three Hundred Fifty Dollars ($350) multiplied by the total number of rental units on an annual basis, and increasing on September 1, 2013, and each anniversary thereof, by three percent (3%).

“GAAP” means generally accepted accounting principles in the United States.

“HIPAA” shall have the meaning set forth in Section 8.16.

“Improvements” shall mean all buildings, structures and other improvements of every kind, including, without limitation, all roofs, plumbing systems, electric systems and HVAC systems, roadways, pavilions, alleyways, sidewalks, curbs, connecting tunnels, utility pipes, irrigation systems, conduits and lines (on site and off site), appurtenant to or presently situated at the Facility, and all columns and other support structures and any additions or subsequent modifications thereto.

“Incentive Management Fee” shall have the meaning set forth in Section 3.02.

“Incentive Management Fee Threshold” shall mean an amount equal to (a) Five Hundred Seventy-Five Thousand Dollars ($575,000) for the period between January 1, 2013 and December 31, 2013, (b) Seven Hundred Thousand Dollars ($700,000) for the period between January 1, 2014 and December 31, 2014; and (c) an amount each calendar year thereafter determined by taking an amount equal to the previous year’s amount and increasing the same by the lesser of (i) three percent (3%) and (ii) CPI, prorated for any partial Fee Year during the Term. At such time as certain existing real estate tax abatements expire in the future, the parties agree to adjust the foregoing thresholds to adjust for the loss of the same, dollar for dollar.

“Increased Insurance Requirements” shall have the meaning set forth in 2.05.

“Insurance” shall mean all of the insurance listed in Exhibit “A” to this Agreement.

“Inventories” means inventories as defined by GAAP and provisions in storerooms, medical supplies, other merchandise intended for sale, mechanical supplies, stationery and other expenses, supplies and similar items.

“Landlord” has the meaning set forth in the Recitals.

“Lease” has the meaning set forth in the Recitals.

“Legal Requirements” means any (i) law, code, rule, ordinance or regulation applicable to Tenant, Manager and/or the Facility or the operation thereof; (ii) any order of any governmental authority having jurisdiction over Tenant, Manager and/or the Facility or the operation thereof; and (iii) any law, code, rule, regulation, bulletin, decision, ruling or opinion applicable to reimbursement by Medicare, Medicaid or any other governmental healthcare program for services or items rendered by the Facility.

“Management Fees” means the Base Management Fee and Incentive Management Fee.

“Manager” has the meaning set forth in the Recitals.

“Manager Default” shall have the meaning set forth in Section 4.02(a).

“Manager Losses” shall have the meaning set forth in Section 7.01.

“Minimum Threshold Return” means (i) from January 1, 2013 through December 31, 2013, the sum of Four Hundred Eighty-Five Thousand Dollars ($485,000), (ii) from January 1, 2014 through December 31, 2014, the sum of Six Hundred Twenty-Five Thousand Dollars ($625,000) and (iii) for each calendar year thereafter, an amount determined by taking an amount equal to the previous year’s amount and increasing the same by the lesser of (i) three percent (3%) and (ii) CPI. At such time as certain existing real estate tax abatements expire in the future, the parties agree to adjust the foregoing thresholds to adjust for the loss of the same, dollar for dollar.

“NOI” means Revenues less Operating Expenses.

“Operating Account” has the meaning set forth in Paragraph 2.01(j).

“Operating Expenses” means any or all, as the context requires, of the following: (i) all costs and expenses incurred in connection with the Tenant, operation, management and maintenance of the Facility, including, without limitation, all administrative and general expenses, expenses relating to employment of employees at the Facility, advertising and business promotion expenses; (ii) Management Fees; (iii) the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Facility; (iv) costs and expenses for preparation of claims and billing submissions; (v) insurance costs; (vii) all real property and personal property taxes and assessments; (vi) those costs and expenses that are expressly identified as Operating Expenses in this Agreement; (vii) budgeted costs related to accounting software fees and Manager’s server utilization fees; and (viii) any other non capital costs and expenses incurred in connection with the Tenant or operation of the Facility or as are specifically provided for elsewhere in this Agreement. Operating Expenses shall not include any deductions for interest for property debt service, the FFE Reserve, or depreciation or amortization, income, franchise or similar taxes, or rent payable from Tenant to Landlord pursuant to the Lease, or costs relating to the Landlord’s or Tenant’s ownership structure nor shall Operating Expenses include costs incurred by Manager’s or Tenant’s corporate offices, including salaries, other staffing related costs, corporate overhead, and any other charges unless they are used in the direct operations of the Facility and are approved in advance in writing by the Tenant.

“PEO” shall have the meaning set forth in Paragraph 2.06(a).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, or any other legal entity.

“Pooling Agreement” means that certain Pooling Agreement dated on or about the date hereof by and between Manager, Tenant and certain affiliates of Tenant.

“Real Property” means the real property upon which the Facility is located and the Improvements.

“Receivables” means all billed and unbilled accounts receivable, trade receivables, work in progress, notes receivable and other receivables arising out of or related to the Facility.

“Revenues” shall mean, for the applicable period of time, but without duplication, all gross revenues and receipts of every kind derived by or for the benefit of Tenant, Manager or their affiliates from operating or causing the operation of the Facility and all departments and parts thereof, determined in accordance with GAAP for each accounting period (with the exception of any pass-through fees), including, but not limited to: income from both cash and credit transactions (after reasonable deductions for rent concessions or rebates given, paid or returned in ordinary course of obtaining Revenues, bad debt allowance, discounts for prompt or cash payments, refunds and credit card payment fees) from rental or subleasing of every kind; community fees; monthly occupancy fees; healthcare fees and ancillary service fees received pursuant to various agreements with residents of the Facility; license, lease and concession fees and rentals, off premises catering, if any, and parking; income from vending machines; proceeds, if any, from business interruption (but only to the extent it reimburses Tenant for lost income and not for additional or other expenses) or other loss of income insurance; club membership fees; income from food and beverage and catering sales; wholesale and retail sales of merchandise (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of the Facility); and service charges, to the extent not distributed to Facility Employees as gratuities; all determined in accordance with GAAP; provided, however, that Revenues shall not include the following: (i) Management Fees or reimbursements paid by Tenant to Manager pursuant to this Agreement; (ii) gross receipts of revenue generated by lessees, sublessees, licensees or concessionaires; (iii) gratuities to Facility Employees; (iv) federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from residents or guests of the Facility or included as part of the sales price of any goods or services; (v) proceeds of any insurance policy (except for business interruption or loss of income insurance as provided above) or condemnation or other taking; (vi) any proceeds from any sale of the Facility or any other capital transaction; (vii) proceeds of any financing or refinancing of any debt encumbering the Facility or any portion thereof; (viii); proceeds from the disposition of furnishings, fixtures and equipment or any capital asset no longer necessary for the operation of the Facility; (ix) and interest received or accrued with respect to amounts deposited in any operating or reserve accounts of the Facility; (x) security deposits until such time as the same are applied to current fees due for services rendered for the Facility; (xi) awards of damages, settlement proceeds and other payments received by Tenant in respect of any litigation other than litigation to collect fees due for services rendered from the Facility or otherwise compensating Tenant or Landlord for lost revenue; and (xii) payments under any policy of title insurance. Any community fees or deposits or other amounts that are refunded to a resident shall be credited against Revenues during the month in which such refunds are made, if previously included in Revenues. Notwithstanding any GAAP accounting treatment requirement, for the express purpose of calculating Management Fees and Incentive Management Fees due and payable, any and all non-refundable community fees and non-refundable security deposits earned when residents move into the Facility shall be deemed earned in the month received (or reflected as a reduction in fees in the month refunded, if applicable) and included in the definition of Revenues contained in this paragraph.

“Shortfall Termination Option” shall have the meaning set forth in Section 4.02(c).

“Subordinated Base Management Fee” shall have the meaning set forth in Section 3.03.

“Tenant” has the meaning set forth in the Recitals.

“Tenant Default” shall have the meaning set forth in Section 4.02(b).

“Tenant Losses” shall have the meaning set forth in Section 7.02.

“Term” shall have the meaning set forth in Section 4.01.

“Termination Date” means the date this Agreement terminates or expires per the terms hereof.

“Termination Threshold” means (a) $60,000 for the period commencing September 1, 2012 and ending December 31, 2012; (b) $430,000 for the period commencing January 1, 2013 and ending December 31, 2013; (c) $550,000 for the period commencing January 1, 2014 and ending on December 31, 2014, and (d) for each calendar year thereafter, an determined by taking an amount equal to the previous year’s amount and increasing the same by the lesser of (i) three percent (3%) and (ii) CPI. At such time as certain existing real estate tax abatements expire in the future, the parties agree to adjust the foregoing thresholds to adjust for the loss of the same, dollar for dollar.

“Threshold Shortfall” shall have the meaning set forth in Section 3.03.

2.	RIGHTS AND RESPONSIBILITIES.

2.01 Duties and Responsibilities of Manager. Tenant hereby appoints Manager as the sole and exclusive manager of the Facility and grants Manager all the authority necessary to carry out, in the manner deemed best by Manager and consistent with the objectives and obligations set forth in this Agreement, the management of the Facility on behalf of the Tenant. Notwithstanding anything provided herein to the contrary, Tenant hereby retains the control and authority (a) required by law for Tenant to maintain the license from the State of Iowa that is required for the operation of the Facility as an assisted living facility, and (b) not otherwise specifically delegated to Manager hereunder. Manager and Tenant are not partners or joint-venturers and it is agreed that Manager is acting solely as the agent of Tenant in performing services or acquiring assets or supplies as provided hereunder. Tenant shall honor, as its own, all contracts, agreements, and commitments entered into by Manager with respect to the management and operation of the Facility so long as they are required to meet the Annual Budget and comply with the provisions of Section 2.03(e). Provided that Manager has provided notice to Tenant of an insufficient balance in the Operating Account in accordance with the requirements of this Agreement, Manager shall not be required to make monetary expenditures on Tenant’s behalf to the extent that the Operating Account does not contain sufficient funds to cover such expenditures. As the exclusive manager of the Facility, Manager shall perform the following, but only with respect to the Facility and subject to the rights and responsibilities of the Tenant:

(a) Manage all aspects of the Facility in a professional, competent and business-like manner;

(b) Recruit, hire, train and supervise Facility Employees, with no such personnel being employed by Tenant;

(c) Manage the available cash flow of the Facility, including, without limitation, (i) timely billing of all residents and or other third-party payors for all services or items provided by the Facility, (ii) timely paying all Operating Expenses from available cash flow;

(d) Prepare, keep and provide Tenant with access during regular business hours to all contracts, Books and Records, documents, policies and other information necessary for the lawful operation and sound financial management of the Facility;

(e) As an Operating Expense and in accordance with the Annual Budget, purchase and keep the Facility furnished with all necessary furnishings, Fixed Asset Supplies, equipment and Inventories and services from third parties; provided, however, that no material (defined as more than the greater of 5% and Five Thousand and NO/100 Dollars ($5,000.00) of each budgeted Operating Expense line item at the Facility without Tenant’s prior approval as set forth in (o) below) non-budgeted expenditure for any such item shall be made without Tenant’s prior written approval, which approval shall not be unreasonably withheld or delayed, except expenditures reasonably necessary in the opinion of Manager to maintain services to residents and patients as a matter of life safety;

(f) Provide a qualified full-time Administrator at the Facility who will assume general operational responsibility for such Facility (whose expense shall be an Operating Expense); provide notice including a summary of such person’s prior experience to Tenant in advance of any change in the Administrator, provided that Tenant shall have the right to review any person hired by Manager for such administrator position and to consult with Manager regarding such hiring (which right shall not be deemed to be a right of Tenant to approve such Administrator); recruit, hire, train, promote, direct and terminate the employment of all other personnel necessary to maintain and operate the Facility; establish performance standards, salary and compensation scales, promotion policies, fringe benefit arrangements, and other personnel policies and guidelines, all in accordance with the Annual Budget; provided, however, that no material non-budgeted personnel expense shall be incurred without Tenant’s prior written approval; provide management support to the Administrator; and provide such other supervision, management and financing direction as may be required for the Administrator efficiently to perform his or her duties and responsibilities;

(g) As an Operating Expense, comply with Manager’s accounting and reporting obligations as set out in this Agreement;

(h) As an Operating Expense, prepare and file in a timely manner in accordance with applicable regulations, all necessary statistical reports (specifically including, but not limited to, payroll, sales, use and occupancy tax reports and returns) and data to meet all local, state and federal regulatory requirements; provided, however, that nothing contained herein shall be deemed or construed to require Manager to prepare or file Tenant’s local, state or federal income tax returns or schedules thereto;

(i) Process all insurance claims for the Facility; provided, however, that nothing contained herein shall be deemed or construed to require Manager to prepare or file residents’ insurance claims;

(j) Collect the Revenues; deposit all such funds received by Manager for or on behalf of Tenant in a Tenant designated bank account (“Operating Account”) established by Tenant for such purpose, as to which Manager shall have the right to deposit and withdraw funds, pay out of such funds all Operating Expenses, its compensation and any other sums due it from Tenant, and all other sums properly payable pursuant to any of the provisions hereof (all expenditures authorized hereby being considered Operating Expenses to be paid from Tenant’s funds received by Manager); and hold, remit or expend the balance of such funds, if any, as Tenant may direct provided, further, that funds may not be withdrawn by Tenant if the aggregate minimum cash balance required by Section 2.02(d) hereof would be impaired thereby;

(k) As an Operating Expense and in accordance with the Annual Budget, engage or utilize counsel satisfactory to Tenant, defend any legal proceedings or claims relating to operation of the Facility, and cause such legal proceedings to be instituted as may be necessary to enforce payment of charges or compliance with other terms of admission agreements, or to dispossess residents and patients involving setoffs of damage claims; provided, however, that no material non-budgeted legal expense shall be incurred without Tenant’s prior written approval;

(l) As an Operating Expense and in accordance with the Annual Budget, develop, implement, manage and supervise marketing and public relations programs for the Facility as follows; provided, however, that such programs shall be subject to Tenant’s prior written approval:

(i) develop a marketing plan, encompassing an advertising plan, advertising, marketing, public relations, and networking;

(ii) develop and design marketing and advertising materials;

(iii) construct appropriate signage on the Facility property pursuant to any local governmental requirements;

(iv) prospect database management; and

(v) conduct surveys of residents and their families regarding selection of the Facility.

(m) As an Operating Expense: (i) file and pay all taxes, including but not limited to real and personal property taxes (as applicable), and assessments (other than income, franchise and similar taxes) on the Facility; (ii) pay all premiums for insurance on the Facility; and (iii) pay such reserves as Tenant may direct;

(n) As an Operating Expense, prepare and deliver to Tenant the following statements for the Facility prepared in accordance with GAAP and applied consistently from period to period (which shall be certified by an officer of Manager as being true and accurate in all material respects) by the tenth (10th) Business Day of each calendar month during the Term, except for the rent roll, which shall be submitted on or before the fifth (5th) Business Day of each calendar month during the Term:

(i) Balance sheet and income statement (in Microsoft Excel format);

(ii) Trial balance with 3 columns (balance forward, net debits/credit, and ending balance in Microsoft Excel format);

(iii) Rent roll;

(iv) Report of daily census for the month;

(v) Marketing report;

(vi) Twelve month rolling cash flow projection;

(vii) Detail of Management Fee calculations;

(viii) Capital expenditure reconciliation to the approved capital budget in the Annual Budget;

(ix) Disclosure of any material communications with regulatory agencies and state surveys;

(x) Equity intercompany reconciliation, if applicable;

(xi) Most recent sales tax filings with the monthly reporting submittals to help validate to our tax department that you are current with filings;

(xii) Reasonably cooperate with and assist Tenant in satisfying any requirements of lender providing financing for the Facility; and

(xiii) Any other information relating to the Facility reasonably requested by Tenant.

(o) Manager shall prepare and submit to Tenant for Tenant’s approval at least sixty (60) days prior to the commencement of each calendar year, an annual plan and budget to cover all anticipated Revenues and Operating Expenses of the Facility for that calendar year, including capital improvements (the “Annual Budget”). Tenant shall have thirty (30) business days to approve the Annual Budget by written notice. If the Tenant does not approve the Annual Budget, the Tenant and Manager agree to participate in telephone conferences or meet at the office of Manager to conduct negotiations in good faith and use commercially reasonable efforts to arrive at a mutually acceptable Annual Budget. During such negotiations, each party agrees to apply reasonable expectations to projections of Operating Expenses and Revenues for the next calendar year.

Until the current calendar year Annual Budget is resolved, the prior calendar year Annual Budget shall apply for the current calendar year with respect to those line items that are subject to dispute, with Operating Expenses adjusted by increases in the CPI (as hereafter defined) from the prior calendar year; otherwise all budgeted items approved by Tenant shall apply for such calendar year.

Except as expressly provided for in this Agreement and except for items relating to the health and safety of Facility residents or employees, otherwise herein, Manager shall not make expenditures for any item aggregating materially in excess of the amount budgeted, defined as more than the greater of five percent (5%) and Five Thousand and NO/100 Dollars ($5,000.00) of each budgeted Operating Expense line item for the Facility without Tenant’s prior written approval. The Annual Budget shall also include Manager’s recommendations and suggestions for the rental rates, ancillary service fees, and other costs and charges to the residents of the Facility (and, in such regard, Manager shall monitor rates in the applicable service areas, and assist Tenant in obtaining approval of appropriate rates from governmental and third-party paying agencies); the salaries and fringe benefits of all Facility Employees; and major purchase contracts for supplies. Manager agrees to use its best efforts to maintain levels of rates and charges sufficient to assure the operation of the Facility in a first-class manner, and to provide for the payment of all costs of operation of the Facility, specifically including, but not limited to, Base Management Fee. Manager shall, at all times, maintain full and complete documentation regarding all of its actions taken to fulfill its duties as manager of the Facility. All Books and Records and reports maintained or prepared by Manager for or in connection with the operation of the Facility shall be Tenant’s property. During the term hereof, Tenant shall, at all reasonable times, and at its expense, have the right to inspect and audit such Books and Records and reports, and to inspect all parts of the Facility.

(p) As an Operating Expense, prepare the following reports consistent with GAAP (which reports shall be certified by an officer of Manager as being true and accurate in all material respects) and management status reports of the Facility, to be submitted to Tenant within ten (10) days after the end of each calendar quarter.

(i) All balance sheet reconcilements;

(ii) Search for unrecorded liabilities;

(iii) Signed Certification statement; and

(iv) Manager will cooperate in providing other reports as reasonable and necessary which are requested by the Tenant.

(q) As an Operating Expense, prepare the following reports consistent with GAAP (which reports shall be certified by an officer of Manager as being true and accurate in all material respects) and management status reports of the Facility, to be submitted to Tenant within seventy-five (75) days after the end of each calendar year, and each of which to be subject to an audit, at Tenant’s cost, by a firm of accountants selected by Tenant, at Tenant’s expense (but not to be used in computing the Management Incentive Fee).

(i) Balance sheet and income statement;

(ii) Revenues, Operating Expenses, Excess Cash Flow and NOI;

(iii) Calculations of Management Fees and Subordinated Base Management Fee;

(iv) Fixed asset additions;

(v) Capital expense reconciliation to the capital budget in the Annual Budget;

(vi) Communications with any regulatory agencies; and

(vii) Manager will cooperate in providing other reports as reasonable and necessary which are requested by the Tenant.

(r) Within fifteen (15) days after the end of each calendar quarter, Manager shall provide Owner with a certification executed by the controller or president of Manager in the form attached hereto as Exhibit “B”;

(s) Provide performance standards and review procedures for the Administrator and obtain and maintain licenses and staff to deliver the appropriate care and services of all residents of the Facility;

(t) Any other services related to the operation of the Facility as requested by Tenant from time to time;

(u) Obtain and keep in full force and effect in the name of Tenant any and all licenses and permits necessary for the operation of the Facility. Manager shall not be required to use its own funds to pay any liabilities or obligations related to the operation of the Facility except to cover its own costs and expenses in providing corporate services;

(v) Manager shall provide written notice to Tenant, upon Tenant’s request, pursuant to Section 8.12 in the event that there is any change in the ownership of Manager, whether direct or indirect, regardless of whether such change constitutes a change in Control. Manager shall provide such notice to Tenant no later than ten (10) Business Days following its receipt of Tenant’s request. Manager shall only be obligated to respond to one (1) such request from Tenant every calendar quarter, unless Tenant’s request is in response to a request for such information from a third party to whom Tenant has an obligation to respond, in which case Manager shall provide written notice as outlined in this paragraph regardless of whether Manager has responded to a previous request during such calendar quarter; and

(w) Manager shall maintain and provide to Tenant a complete copy of Manager’s “Emergency Response Plan” or other documented crisis and/or disaster communication and management plan for the Facility, in form and substance required by applicable Legal Requirements for assisted living facilities, at the following times: (1) annually, at the same time as Manager submits its Annual Budget to Tenant; (2) no later than ten (10) Business Days following its receipt of Tenant’s request for same; and (3) upon the expiration of the Term or earlier termination of this Agreement.

2.02 Duties and Responsibilities of Tenant. Tenant shall perform the following, subject to the rights and responsibilities of the Manager:

(a) Execute applications or other relevant documentation for licenses, permits or other instruments necessary for operation of the Facility and provide such information and perform such acts relative to the operation of the Facility as are required by law, regulation or governmental agency in order to obtain and/or maintain any license, permit, instrument, certificate, certification or approval with respect to the proper operation of the Facility;

(b) Reasonably cooperate with Manager in its responsibility to obtain and keep in full force and effect in the name of Tenant any and all licenses and permits necessary for the operation of the Facility;

(c) Reasonably cooperate, participate in and be responsible for any survey, inspection or site investigation conducted by a governmental, regulatory, certifying or accrediting entity with authority or jurisdiction over the Facility;

(d) Ensure that the Operating Account has a minimum balance of at least $50,000 at all times for the Facility. Tenant agrees to deposit an amount of money into the Operating Account that is sufficient to restore the minimum balance within five (5) Business Days of receiving written notice from Manager of the shortfall that includes a reasonable explanation accounting for the shortfall; and

(e) Make deposits to the Operating Account promptly following written notice from Manager in the event the balance of the Operating Account shall at any time be insufficient to pay incurred or anticipated Operating Expenses. Such deposits shall be sufficient in amount to comply with the requirements of Section 2.02(d).

2.03 Limitations on Authority of Manager. Notwithstanding anything contained in this Agreement to the contrary and in addition to the various other provisions of this Agreement, Manager shall not, without the prior written consent of Tenant, perform any of the following actions on behalf of Tenant:

(a) Borrow money or incur any indebtedness pursuant to the Annual Budget on behalf of Tenant, except for trade payables incurred in the ordinary course of business;

(b) Pledge or provide a security interest in any assets of Tenant;

(c) Sell, lease or otherwise dispose of any assets of Tenant or the Facility, except for Fixed Asset Supplies and Inventories in the ordinary course of business;

(d) Adjust or settle any claim under any insurance policy or litigation or other claim applicable to the Tenant or the Facility;

(e) Enter into any contract or other agreement which will obligate Tenant without the prior written consent of Tenant except for contracts containing a 30 day cancellation clause with no fee or penalty; or which contract or other agreement does not exceed Twenty Thousand and NO/100 Dollars ($20,000.00) in any calendar year;

(f) Release, compromise, assign or transfer any claim, right or benefit of Tenant, except in the ordinary course of managing and operating the Facility as provided herein; or

(g) Confess a judgment on behalf of or against Tenant.

2.04 Limitation on Liabilities of Tenant. Tenant and Manager acknowledge and agree that Tenant will not assume or acquire (i) any liabilities or accounts payable associated with the operation of the Facility and arising or accruing in the period prior to the Effective Date, (ii) any of the past or current state and federal licenses or certifications for operation of the Facility (if any); or (iii) any of the past or current provider numbers or provider agreements executed or maintained by Tenant and/or the Facility for participation in Medicaid, Medicare or any other state or federal government reimbursement program, or with any third party payor (if any), except for the personal care services program provider agreements. This Section shall survive termination or expiration of this Agreement for a period of ninety (90) days.

2.05 Insurance. From the date of this Agreement and continuing until the conclusion of the Term, Manager shall procure and maintain (or Tenant shall procure and maintain, at Tenant’s election), as an Operating Expense and with the prior written approval of Tenant, the Insurance. Notwithstanding any of the terms and conditions of this Agreement, in the event Manager shall be required to meet insurance requirements substantially in excess of the insurance coverage types and/or dollar limitations for the Insurance (“Increased Insurance Requirements”), the difference in cost between providing insurance to satisfy the Increased Insurance Requirements and the cost of the

Insurance shall be a reduction in calculating the Minimum Return Threshold and the Incentive Management Fee Threshold. The carrier and the amount of coverage of each policy of insurance shall be satisfactory to Tenant. Manager shall be designated as a named insured with Tenant and Landlord included as additional insureds under each insurance policy. All deductibles, legal settlements, and any other costs related to claims under the insurance policies required herein shall be an Operating Expense of the Facility. Tenant may elect, in its sole discretion and upon thirty (30) days’ written notice to Manager, to procure and maintain, as an Operating Expense, all Facility insurance policies required and set forth on Exhibit “A,” except for Manager’s workers compensation and employers’ liability insurance policies.

2.06 Facility Employees; Proprietary Interest.

(a) All persons employed in the operation of the Facility (“Facility Employees”) shall be employees of the Manager or a contracted professional employment organization (“PEO”). Using the Revenues (supplemented, if necessary, by Tenant’s funds), Manager shall make disbursements and deposits for all compensation and other amounts payable with respect to Facility Employees, specifically including, but not limited to, unemployment insurance, social security, benefits, workers’ compensation, and other charges imposed by a governmental authority or provided for in a union agreement. All payroll and payroll administration costs and PEO fees, specifically including, but not limited to, those enumerated above, of the Facility Employees are Operating Expenses to be reimbursed by Tenant to the Manager, as applicable from Revenues (supplemented, if necessary, by Tenant’s funds). Any payment by Tenant to Manager for the Facility Employees shall be in addition to all Management Fees payable under this Agreement. Except as otherwise provided herein, all home office payroll costs and overhead expenses for employees of Manager are corporate administrative costs to be borne by Manager without reimbursement.

3.	COMPENSATION TO MANAGER. In consideration of Manager’s performance of the services required under this Agreement, Manager shall be compensated as follows:

3.01 Base Management Fee. Manager shall receive five percent (5%) of the collected Revenues received each month (“Base Management Fee”). The Base Management Fee for each month shall be paid to the Manager no later than fifteen (15) days following the end of that month.

3.02 Incentive Management Fee. Commencing with the 2013 Fee Year, Manager shall be entitled to fifty percent (50%) of Excess Cash Flow in any given Fee Year, subject to a cap of two percent (2%) of total collected Revenue (“Incentive Management Fee”). Manager’s entitlement to the Incentive Management Fee, if any, shall commence on January 1, 2013. The Incentive Management Fee shall be measured and paid each calendar quarter, but reconciled on an annual basis, with a final measurement done within sixty (60) days following the end of each Fee Year. Each Fee Year’s calculation shall stand alone and not accrue or accumulate from Fee Year to Fee Year. The Incentive Management Fee shall be considered an Operating Expense, but shall be excluded when computing the Incentive Management Fee and Subordinated Base Management Fee. The Incentive Management Fee shall be determined by computing the year to date Excess

Cash Flow and adding to Excess Cash Flow any Incentive Management Fee previously paid to Manager during such Fee Year as an Operating Expense for that Fee Year. The amount of Incentive Management Fee to be paid at any quarter during the Fee Year will be the Incentive Management Fee expense less any Incentive Management Fee expense previously paid for the Fee Year being measured.

3.03 Subordination of Base Management Fee. Commencing on January 1, 2013, and continuing thereafter during the Term, in the event NOI does not equal or exceed the Minimum Threshold Return per Fee Year (before funding debt service, but after Base Management Fee) (a “Threshold Shortfall”), then the lesser of the amount of such Threshold Shortfall and forty percent (40%) of the Base Management Fee (the lesser of such amount, the “Subordinated Base Management Fee”) shall not be paid but shall only accrue and be payable to Manager in accordance with the terms of this Section 3.03. The calculation shall be measured each calendar quarter and reconciled on an annual basis, with a final measurement done within sixty (60) days following the end of each Fee Year. The Subordinated Base Management Fee shall be payable to the Manager within fifteen (15) days of the end of the quarter in which, for the applicable Fee Year, the aggregate excess of the NOI over the aggregate Minimum Threshold Return for all calendar quarters in the current Fee Year since a Threshold Shortfall within that Fee Year commenced has exceeded the Threshold Shortfall; provided, however, that if the Threshold Shortfall is not recouped within the Fee Year in which the Threshold Shortfall commenced then such Subordinated Base Management Fee shall not be payable to Manager. Each Fee Year’s calculation shall stand alone and not accrue or accumulate from Fee Year to Fee Year. In no event shall Subordinated Base Management Fee be paid from sources other than cash flow resulting from NOI above the Minimum Threshold Return.

4.	TERM AND TERMINATION.

4.01 Term. Subject to Section 4.02, this Agreement shall have a term (the “Term”) commencing on the Effective Date and terminating on the tenth (10th) anniversary of the Effective Date. The term may be extended for an additional five (5) years upon mutual written agreement of Manager and Tenant.

4.02 Termination.

(a) Tenant shall have the right to terminate this Agreement, without paying any fee or penalty, when and if one of the following events occur (hereinafter collectively referred to as “Manager Default”), after which Tenant shall have the right – but not the obligation – to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(i) Appointment of a receiver or trustee to manage the assets of Manager;

(ii) Assignment for the benefit of creditors of the assets of Manager;

(iii) A change in fifty percent (50%) or more ownership or Control, whether direct or indirect, of Manager without Tenant’s prior written consent, which consent may not be unreasonably withheld subject to the terms hereof. Tenant may withhold its consent to such a change in the ownership or Control of Manager in the event that the proposed transferee does not meet the following criteria: (a) such transferee has the financial capacity that equals or exceeds that which Manager has as of the date of this Agreement; (b) such transferee is known to be of good character and in good standing in its current business dealings; (c) such transferee is experienced in the assisted living facility industry or has or intends to hire a qualified senior living facility manager; and (d) has all appropriate licenses and industry approvals to operate an assisted living facility. Notwithstanding the foregoing, such a change in ownership or Control that directly results from the death of any person with a Controlling interest in Manager shall be permissible provided at least one of David B. Weiss and Todd E. Spittal (a “Current Control Party”) retains a Controlling interest in Manager; provided, however, that in the event of the death of Todd E. Spittal, David B. Weiss must select an individual satisfying the criteria stated in items (a), (b), (c) and (d) of this Section 4.02(a)(iii) to manage the day-to-day business operations and affairs at the Facility within one (1) year. If, as a result of a death of a Current Control Party, the surviving Current Control Party does not retain a Controlling interest in Manager, a transfer of Control shall be permitted only if the new Controlling party satisfies the criteria stated in items (a), (b), (c) and (d) of this Section 4.02(a)(iii);

(iv) Both Current Control Parties are dead and Tenant has not approved a change in ownership or Control pursuant to Section 4.02(a)(iii) with respect to either Current Control Party; provided, however, that Tenant has not unreasonably delayed any such approval;

(v) A ban on admissions, suspension of any operating license, or termination or revocation of any license, if not corrected within five (5) Business Days, or longer as may be required to reinstate or otherwise make effect any license;

(vi) Manager’s gross negligence or willful misconduct;

(vii) Any voluntary act of bankruptcy by Manager, or any involuntary proceeding commenced against Manager and not dismissed within sixty (60) days of the commencement thereof ;

(viii) Manager’s breach of any provisions of this Agreement, where such breach has not been cured within thirty (30) days after the giving of written notice of the breach or such longer period as agreed to by Tenant and as may reasonably be required to diligently effect such cure, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein; and/or

(ix) Any “Manager Default” occurs under any other management agreement subject to the Pooling Agreement.

(b) Manager shall have the right to terminate this Agreement if and when one of the following events occur (hereinafter “Tenant Default”), after which Manager shall have the right – but not the obligation – to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(i) appointment of a receiver or trustee to manage the assets of Tenant;

(ii) assignment for the benefit of creditors of the assets of Tenant, except Manager shall agree to enter into any agreements which may be required on behalf of the Mortgagee in order for the Landlord to obtain financing;

(iii) any voluntary act of bankruptcy by Tenant, or any involuntary proceeding commenced against Tenant and not dismissed within sixty days of the commencement thereof ; and/or

(iv) failure by Tenant to pay Manager in accordance with Article 3 hereof within ten (10) calendar days after such amount becomes due.

(v) Failure by Tenant to make any deposit to the Operating Account in order to comply with its obligations under Section 2.02 within five (5) Business Days after a request in writing made by Manager.

(vi) Tenant’s breach of any material term, where such breach has not been cured within thirty (30) days after the giving of written notice of the breach or such longer period as may reasonably be required to diligently effect such cure, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein.

(c) At any time following the Effective Date through the end of the Term, Tenant shall have the option to terminate this Agreement in the event that NOI in a given Fee Year (or partial Fee Year for the period from the Effective Date through December 31, 2012) does not equal or exceed the Termination Threshold (the “Shortfall Termination Option”), in which case Tenant shall not be obligated to pay any fee or penalty to Manager as a result of such termination. In order to exercise the Shortfall Termination Option, Tenant must provide ninety (90) days’ written notice to Manager of Tenant’s election to terminate, provided that such written notice is delivered to Manager no later than sixty (60) days after Tenant’s receipt of the annual reports to be delivered by Manager to Tenant pursuant to Section 2.01. Manager shall have the right to cure any shortfall of NOI that triggers a Shortfall Termination Option by paying Tenant the amount by which the Termination Threshold exceeded the NOI for such Fee Year, provided that (i) Manager cures such a shortfall within ten (10) days of receiving written notice of Tenant’s exercise of the Shortfall Termination Option, and (ii) Manager has not cured a shortfall of NOI more than three (3) times during the Term.

(d) At any time following the Effective Date through the end of the Term, Tenant shall have the right to terminate this Agreement for any reason or for no reason, upon sixty (60) days prior written notice to Manager and payment to the Manager, upon the effective date of such termination, of an amount equal to the lesser of (i) the product of the average of the Management Fees (after deducting any Subordinated Base Management Fee) for the prior three (3) months multiplied by twenty four (24) and (ii) the product of the average of the Management Fees (after deducting any Subordinated Base Management Fee) for the prior three (3) months times multiplied by the number of months remaining in the Term.

(e) If at any time Landlord or an affiliate of Landlord sells the Facility to a third party who is not an affiliate of Landlord or Tenant, Tenant shall have the option to terminate this Agreement, subject to the notice and payment requirements set forth in Section 4.02(d).

4.03 Effect of Termination. Upon termination of this Agreement for Default (and irrespective of which Party terminates this Agreement), all of the following shall apply:

(a) Manager shall turn over to Tenant a complete set of Books and Records pertaining to the Facility within three (3) Business Days after the termination has become effective;

(b) Each party shall make information related to this Agreement and the Facility available to the requesting party for tax and other reporting purposes; and

(c) All sums due Manager hereunder, whether pertaining to expenses, unreimbursed expenses or the Management Fees shall be due and payable by Tenant to Manager within ten (10) calendar days after the Termination Date.

5.	REPRESENTATIONS AND WARRANTIES OF THE TENANT.

As a material inducement for Manager to enter into this Agreement and to consummate the transactions contemplated hereby, Tenant hereby makes the following representations and warranties as of the Effective Date, each of which is relied upon by Manager regardless of any investigation made or information obtained by Manager:

5.01 Due Organization. Tenant is a corporation duly organized and validly existing under the laws of the State of Delaware.

5.02 Approval of Agreement. The execution, delivery and performance of this Agreement: (i) has been duly approved by all requisite corporate action on the part of Tenant and such actions are within the corporate powers, authority and legal right of Tenant; (ii) does not violate or conflict with the organizational documents of Tenant, or any material contract to which Tenant is a party, or any applicable law or governmental regulation. This Agreement (and each agreement referenced herein) constitutes the legal, valid, and binding obligation of Tenant, enforceable against such party in accordance with their respective terms.

5.03 Exclusion. Tenant represents and warrants to Manager that neither Tenant nor any of its owners, officers, directors, managers, or employees are excluded from participation in any federal health care programs, as defined under 42 U.S.C. 1320a-7b(f), or any form of state Medicaid program (each, an “Exclusion”), and to Tenant’s knowledge, there are no pending or threatened governmental investigations that may lead to such Exclusion. Tenant agrees to notify Manager of the commencement of any such Exclusion or investigation within seven (7) Business Days of Tenant’s first learning of it. Manager shall have the right to terminate this Agreement upon learning of any investigation which may result, with reasonable probability, in Tenant’s Exclusion, after giving Tenant not less than sixty (60) days prior written notice of such election. Tenant agrees to notify Manager of the status of any such investigation. In the event of Tenant’s Exclusion, Manager shall have the right to terminate this Agreement effective as of the earlier to occur of the following: (i) sixty (60) days after notice from Manager of such termination or (ii) the date on which Tenant shall enter into an agreement with a replacement Manager. In the event Manager shall give notice to Tenant following Tenant’s Exclusion under this Section 5.03, Tenant agrees to use its best efforts in good faith to enter into an agreement with a replacement Manager as soon as possible following Manager’s notice. Tenant agrees to indemnify Manager and save it harmless from any penalty, loss, cost or damage Manager may incur as a result of Tenant’s Exclusion.

6.	REPRESENTATIONS AND WARRANTIES OF MANAGER. Manager hereby represents and warrants to Tenant as follows:

6.01 Organization. Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri and authorized to do business in the State of Iowa.

6.02 Authorization; No Violation of Laws or Agreements. Manager has full power and authority, and has taken all requisite corporate action, to enter into and perform under this Agreement and all other agreements and documents contemplated by or related to this Agreement to which Manager is a party. Nothing in the articles of organization or operating agreement of Manager, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Manager is bound or subject would prohibit or inhibit Manager from consummating this Agreement on the terms and conditions herein contained. Upon execution and delivery, this Agreement and any agreement or document to be executed by Manager pursuant hereto shall constitute a legal, valid and binding obligation of Manager in accordance with its terms.

6.03 Eligible Independent Contractor. Manager is and shall at all times be an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (and taking into account the restrictions on ownership of the Manager by shareholders of CNL Healthcare Trust, Inc., and restrictions on ownership of CNL Healthcare Trust, Inc., by owners of the Manager set forth in Section 856(d)(3)), and Manager will and shall cause the Facility to be operated in such a manner so that it qualifies as a “qualified health care facility” within the meaning of Section 856(e)(6)(D) of the Code at all times. In the event that Tenant reasonably concludes that the terms of this Agreement will have any effect as to cause the rent under the Lease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, Manager hereby agrees to enter into an amendment to this Agreement as proposed by Tenant modifying such terms in such a way as to cause rent under the Lease to so qualify as “rent from real property” in the reasonable opinion of Tenant and its counsel; provided however, no such modifications shall affect the amount of Management Fees or the practical realization of the rights and benefits of the Manager hereunder.

6.04 Exclusion. Manager represents and warrants to Tenant that neither Manager nor any of its owners, officers, directors, managers, or employees have incurred an Exclusion, and to Manager’s knowledge, there are no pending or threatened governmental investigations that may lead to such Exclusion. Manager agrees to notify Tenant of the commencement of any such Exclusion or investigation within seven (7) business days of Manager’s first learning of it. Tenant shall have the right to terminate this Agreement upon learning of any such investigation which may result, with reasonable probability, in Manager’s Exclusion, after giving Manager not less than sixty (60) days prior written notice of such election. Manager agrees to notify Tenant of the status of any such investigation. In the event of Manager’s Exclusion, Tenant shall have the right to terminate this Agreement effective as of the earlier to occur of the following: (i) sixty (60) days after notice from Tenant of such termination or (ii) the date on which Tenant shall enter into an agreement with a replacement Manager. In the event Tenant shall give notice to Manager following Manager’s Exclusion under this Section 6.04, Tenant agrees to use its best efforts in good faith to enter into an agreement with a replacement Manager as soon as possible following Tenant’s notice. Manager agrees to indemnify Tenant and save it harmless from any penalty, loss, cost or damage Tenant may incur as a result of Manager’s Exclusion.

7.	INDEMNIFICATION.

7.01 Indemnification by Tenant. Subject to the limitations set forth in this Article 7, Tenant agrees to indemnify, save, pay, insure, defend and hold harmless Manager from and after the Effective Date against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) (together referred to as “Manager Losses”):

(a) resulting from any breach of a representation or warranty contained in Article 5 of this Agreement;

(b) resulting from gross negligence or willful misconduct of Tenant in exercising its duties and responsibilities hereunder;

(c) Tenant’s uncured breach of this Agreement;

(d) arising out of or resulting from the ownership, operation, use or control of the Facility at any time during the Term of this Agreement, including without limitation, any and all liabilities which relate to events occurring during the Term of this Agreement, except for those caused by or arising out of the willful act or omission of Manager and except to the extent subject to Manager’s indemnity of Tenant provided in Section 7.02 below; or

(e) arising out of or resulting from any claim asserted by or on behalf of any Facility Employee for any act or omission occurring at any time during the Term of this Agreement, except for those caused by or arising out of the willful act or omission of Manager and except to the extent subject to Manager’s indemnity of Tenant provided in Section 7.02 below.

7.02 Indemnification by Manager. Subject to the limitations set forth in this Article 7, Manager hereby agrees to indemnify, save, pay, insure, defend and hold harmless Tenant at all times from and after the Effective Date against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) (“Tenant Losses”):

(a) resulting from any breach of a representation or warranty contained in Article 6 of this Agreement;

(b) resulting from gross negligence or willful misconduct of Manager in exercising its duties and responsibilities hereunder; or

(c) Manager’s uncured breach of this Agreement, provided such breach is curable by Manager but is not cured by Manager within the applicable time frames set forth for such cure in this Agreement.

8.	MISCELLANEOUS.

8.01 No Third Party Beneficiaries. Any provision hereof to the contrary notwithstanding, nothing in this Agreement is intended, nor shall it be deemed, to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

8.02 Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any representative appointed to administer or liquidate their respective estates in any way whatsoever.

8.03 Assignment. Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, which consent shall not be wrongfully withheld, conditioned or delayed, except this Agreement may be assigned to either a lender at the Tenant’s request or to a buyer as part of a Facility sale.

8.04 Subordination. This Agreement shall be subordinate to any mortgage, deed of trust, master lease, or ground lease affecting the Facility. Manager shall promptly within fifteen (15) days enter into agreements reasonably requested by any holder of any mortgage or deed of trust or the lessor under any master lease or ground lease evidencing such subordination.

8.05 Entire Agreement; Modification. This Agreement, together with the exhibits and schedules hereto and the Pooling Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings with respect to the subject matter hereof, express or implied, oral or written, all of which are merged herein.

8.06 Costs. Except as expressly provided herein, each party hereto shall bear its own costs, including counsel fees and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto. In any action or proceeding to enforce any of the provisions of this Agreement, the unsuccessful party to such proceeding, as determined by the court or arbitrator in any final judgment or decree, shall pay to the successful party or parties all costs, expenses, and reasonable attorneys’ fees and expenses incurred by the successful party or parties, and if the successful party recovers a judgment, such costs, expenses and fees shall be included in and as a part of such judgment.

8.07 Interpretation. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement, and that each party has been advised by counsel of its choosing with respect hereto. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived. The terms of this Agreement shall be interpreted in a reasonable manner in order to affect the intent of the parties as set forth herein.

8.08 Severability. Except as expressly provided to the contrary herein, each Article, Section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if for any reason any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and binding upon the parties hereto, although any portion held to be invalid shall be deemed not to be part of this Agreement.

8.09 Waiver of Obligations. Neither party shall be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, its right to demand exact compliance with every term, condition and covenant herein) by virtue of (i) any custom of the parties at variance with the terms hereof; (ii) any failure by such party to demand strict compliance with this Agreement; or (iii) any waiver, forbearance, delay, failure or omission to exercise any right, power or option. No failure, refusal or neglect to exercise any right under this Agreement or to insist upon full compliance by the other parties hereto with their obligations hereunder shall constitute a waiver of any provision of this Agreement.

8.10 Counterparts and Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement for all purposes, and all of which when taken together shall constitute one Agreement among each of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

8.11 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

8.12 Notices. Any notice called for hereunder shall be in writing and shall be deemed properly given if sent both by e-mail and one of the following methods of delivery: (i) certified mail, return receipt requested, (ii) personal delivery, or (iii) dispatch by any form of private or governmental express mail or delivery service providing receipted delivery, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Tenant:

c/o CNL Healthcare Trust, Inc.

Attn: Holly J. Greer, SVP and General Counsel and Joseph T. Johnson, SVP and Chief Financial Officer

450 South Orange Avenue

Orlando, FL 32801

Holly.Greer@cnl.com

Joseph.Johnson@cnl.com

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

Attention: William T. Dymond, Jr., Esq.

215 N. Eola Drive

Orlando, FL 32801

William.Dymond@lowndes-law.com

If to Manager:

c/o Provision Living, LLC

Todd E. Spittal, President

1630 Des Peres Road, Suite 310

St. Louis, MO 63131

Telephone: 314-238-3821

Cell: 314-452-9767

E-mail: tspittal@provisionliving.com

With a copy to:

Baker Donelson Bearman Caldwell & Berkowitz, PC

1800 Republic Centre

633 Chestnut St.

Chattanooga, TN 37450

Attention: Kenneth C. Beckman

Telephone: (423) 209-4205

Facsimile: (423) 752-9519

E-mail: kbeckman@bakerdonelson.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

8.13 Survival. All representations, warranties, indemnifications, covenants and undertakings set forth herein shall survive the Effective Date and shall remain binding on the parties hereto.

8.14 Approval of Tenant; Agreement of Parties. Unless otherwise specifically provided, (i) any approval to be given by Tenant hereunder must be in writing to be effective and may be granted or withheld in Tenant’s sole and absolute discretion, and (ii) any matter to be agreed to by the parties must be in writing to be effective and the decision whether or not to enter into such agreement will be in the parties’ sole and absolute discretion.

8.15 Governing Law. All issues relating to this Agreement and its formation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the State of Iowa in the United States of America without reference to the rules governing conflict of laws.

8.16 HIPAA Compliance. The parties agree that the services provided under this Agreement will comply in all material respects with all federal and state-mandated regulations, rules, or orders applicable to the services provided herein, including but not limited to regulations promulgated under Title II, Subtitle F of the Health Insurance Portability and Accountability Act (Public Law 104-91) (“HIPAA”).

8.17 Additional Reports. In connection with Tenant’s responsibility to maintain effective internal controls over financial reporting and the Tenant’s requirements for complying with the Sarbanes Oxley Act of 2002, Manager hereby agrees to provide, as an Operating Expense, access and reasonable assistance as may be requested by Tenant that will allow Tenant to conduct activities necessary to satisfy its responsibilities, as previously outlined, including, without limitation, the activities stipulated by the Public Company Accounting Oversight Board in its 2004-1, or other similarly promulgated guidance by other regulatory agencies. Manager hereby agrees to provide, at Tenant’s request and as an Operating Expense, (i) evidence of Manager’s documented policies regarding “whistleblower” procedures and regarding the reporting of fraud or misstatements involving Facility financial reporting, and (ii) access for the Tenant to conduct such procedures as Tenant reasonably considers necessary to make a determination that Manager has maintained an effective system of internal controls over financial reporting. In addition to the foregoing, Manager shall provide Tenant with access to the Books and Records of the Facility in order to perform miscellaneous other internal audit procedures as deemed reasonably appropriate by Tenant. Notwithstanding the other terms, covenants and conditions of this Section 8.17, the parties acknowledge and agree that Manager shall have no responsibility or obligation with regard to Tenant’s obligations stipulated by the Public Company Accounting Oversight Board or under the Sarbanes Oxley Act of 2002, except to comply with requests which may be made by Tenant under this Section 8.17. Notwithstanding the other terms, covenants and conditions of this Agreement, if Manager shall be required to incur a cost in excess of Five Thousand and No/100 Dollars ($5,000) in any calendar year to comply with its obligations under this Section 8.17, all such costs in excess of Five Thousand and No/100 Dollars ($5,000) shall be disregarded as an Operating Expense in calculating NOI for purposes of calculating the Incentive Management Fee and Subordinated Base Management Fee.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

TENANT:

WEBSTER CITY IA ASSISTED LIVING TENANT, LLC, a Delaware limited liability company

/s/ Kevin Maddron
By: Kevin Maddron
Its: Senior Vice President

MANAGER:

PROVISION LIVING, LLC, a Missouri limited liability company

By:	PROVISION LIVING MANAGEMENT, INC., its Manager

/s/ Todd E. Spittal
By: Todd E. Spittal
Its: President